OPERATING AGREEMENT OF BEAT THE BANK, LLC

A LIMITED LIABILITY COMPANY

Operating Agreement

THIS OPERATING AGREEMENT is made effective by the undersigned as of December 1, 2023.

Article I. Formation.

1.1.	The undersigned, as the sole Member, has formed a limited liability company under the laws of the State of South Carolina by filing on December 1, 2023, articles of organization with the South Carolina Secretary of State.
1.2.	The name of this Company is Beat the Bank, LLC.
1.3.	The purpose for which this Company is formed is to engage in any lawful act, business or activity for which limited liability companies may be formed under the laws of the State of South Carolina and to do any and all other things determined by the Member to be necessary, desirable or incidental to the foregoing purpose.
1.4.	The term of the Company shall become effective on the date the articles of organization are filed with the Secretary of State of South Carolina, and shall continue until the Company is dissolved earlier pursuant to the provisions of this Agreement or as provided in the South Carolina Uniform Limited Liability Company Act of 1996 (S.C. Code Ann. § 33-44-101 et seq.) (the "Act").
1.5.	The location of the principal place of business of the Company is 3217 Old Buncombe Road, Greenville, SC 29609. The Member may change the principal place of business and establish additional places of business as it deems necessary or desirable to conduct the business of the Company.
1.6.	The Company shall continuously maintain a registered office and a registered agent in the State of South Carolina as required by the Act. The registered agent must maintain a business office that is identical with the registered office.
1.7.	Tax Representative. If the Company is taxed as a partnership, the Company hereby designates the Member to be the "Tax Representative," who shall be the "partnership representative" of the Company within the meaning of Section 6223(a) of the Code. If any state or local tax law provides for a partnership representative or person having similar rights, powers, authority, or obligations (including as a "tax matters partner"), the Tax Representative shall also serve in such capacity. The Tax Representative may resign at any time, subject to the provisions of Treasury Regulations Section 301-6223-1. If a Tax Representative ceases to serve as such for any reason, the Company itself will automatically and immediately become the new (acting) Tax Representative.

Article II. Management.

2.1.	The business and affairs of the Company shall be managed by the Member. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incidental to the management of the Company's business. The Member may act by written consent.
2.2.	Rights and powers of the Member, by way of illustration, but not by way of limitation, shall include the right and power to:
(a)	Authorize or approve all actions with respect to distribution of funds and assets in kind of the Company; acquire, secure or dispose of investments, including, without limitation, selling and otherwise disposing of assets of the Company, borrowing funds, executing contracts, bonds, guarantees, notes, security agreements, mortgages and all other instruments to effect the purposes of this Agreement; and execute any and all other instruments and perform any acts determined to be necessary or advisable to carry out the intentions and purposes of the Company.
(b)	Perform any and all acts necessary to pay any and all organizational expenses incurred in the creation of the Company and in raising additional capital, including, without limitation, reasonable brokers' and underwriters' commissions, legal and accounting fees, license and franchise fees (it being understood that all expenses incurred in the creation of the Company and the commencement of the Company business shall be borne by the Company); and compromise, arbitrate or otherwise adjust claims in favor of or against the Company and to commence or defend against litigation with respect to the Company or any assets of the Company as deemed advisable, all or any of the above matters being at the expense of the Company; and to execute, acknowledge and deliver any and all instruments to effect any and all of the foregoing.
(c)	Purchase goods or services from any corporation or other form of business enterprise, whether or not such corporation or business enterprise is owned or controlled by, or affiliated with, the Member, including management services at the usual and customary rates prevailing in the management industry from time to time for similar services.
(d)	Establish Company offices at such other places as may be appropriate, hire Company employees and consultants, engage counsel and otherwise arrange for the facilities and personnel necessary to carry out the purposes and business of the Company, the cost and expense thereof and incidental thereto to be borne by the Company.
(e)	Obtain and maintain such public liability, hazard and other insurance as may be deemed necessary or appropriate by the Member.
(f)	Deposit all funds of the Company in one or more separate bank accounts, using such banks or trust companies as the Member may designate (withdrawals from such bank accounts to be made upon such signature or signatures as the Member may designate).
(g)	Make or revoke any of the elections referred to in the Internal Revenue Code ("Code") and prepare tax reporting information.
(h)	Cause to be filed such certificates and do such other acts as may be required by law to qualify and maintain the Company as a limited liability company under all applicable state laws.
(i)	Admit itself as a Member.
2.3.	The Company shall indemnify any Member and may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, officer, employee or other agent of the Company or that, being or having been such a Member, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee, trustee or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other entity (all such persons being referred to hereinafter a "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.
2.4.	No financial institution or any other person, firm or corporation dealing with the Member shall be required to ascertain whether the Member is acting in accordance with this Agreement, but such financial institution or such other person, firm or corporation shall be protected in relying upon the deed, transfer or assurance of, and the execution of such instrument or instruments by, the Member.

Article III. Members.

3.1.	The mailing address of the Member is set forth on Exhibit A., which is attached hereto and made a part hereof. The Member has contributed to the Company property of an agreed value as listed on Exhibit A. The Member owns 100% of the Company.
3.2.	The Member may act by written consent.
3.3.	The Member shall not be held accountable for any of the debts, losses, claims, judgments or any of the liabilities of the Company beyond the Member's contributions to the capital of the Company, except as provided by law.
3.4.	One or more additional members of the Company may be admitted to the Company with the written consent of the Member and on the terms agreed to by the Member.

Article IV. Profits, Losses and Accounting.

4.1.	For so long as the Company has one member, it shall be disregarded as separate from its owner within the meaning of Treas. Reg. section 301.7701-3(b)(1)(ii), and all profits and losses of the Company shall be treated as those of the Member. In the event the Company admits additional members, this Agreement shall be amended to reflect the allocations to the members for U.S. federal income tax purposes.
4.2.	Accounting:
(a)	The Member shall determine the appropriate accounting method or methods to be used by the Company.
(b)	The Member shall select as the Company's accounting year a calendar or fiscal year as may be approved by the Internal Revenue Service.
(c)	The terms "net profits" and "net losses," as used herein, shall mean the net amount of the Company's profits and losses, as determined for federal income tax purposes, and shall also include the Member's share of income described in Section 705(a)(1)(B) of the Code, any expenditures described in Section 705(a)(2)(B) of the Code, any expenditures described in Section 709(a) of the Code which are not deducted or amortized in accordance with Section 709(b) of the Code, basis adjustments required pursuant to former Section 48(q) of the Code, and losses not deductible pursuant to Section 267(a) or 707(b) of the Code.

Article V. Transfer of Member's Interest.

5.1.	The Member may sell, assign, hypothecate, encumber or otherwise transfer all or any part of its interest in the Company. Any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and the Company shall continue without dissolution.

Article VI. Dissolution and Termination.

6.1.	Upon the occurrence of the following events, the Company shall be dissolved:
(a)	the bankruptcy or the termination of the legal existence of the Member;
(b)	the term of the Company expires; or
(c)	the Member acts to dissolve and terminate the Company.
6.2.	In the event of the dissolution of the Company, the business and affairs of the Company shall continue to be governed by this Agreement during the winding up of the Company's business and affairs.

Article VII. Liquidation.

7.1.	Upon the dissolution and/or termination of the Company, the Member shall proceed with the liquidation of the Company and sale of its assets. The proceeds of such liquidation shall be applied and distributed in the following order or priority:
(a)	to creditors, including the Member in its capacity as a creditor, to the extent permitted by law, in satisfaction of liabilities of the Company, whether by payment or by establishment of adequate reserves, other than liabilities for interim distributions of the Member;
(b)	to the setting up of any reserves which the Member may deem reasonably necessary in order to meet any contingent or unforeseen liabilities or obligations of the Company arising out of, or in connection with, the business of the Company. Said reserves shall be paid over by the Member to any financial institution, as escrow agent, with trust authority in the county in which the principal accounting records of the Company have been maintained in order to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies or liabilities; and at the expiration of such period as the Member shall deem advisable, the financial institution shall distribute the balance remaining in the manner provided in this Article 7.1 and in the order named above; and
(c)	all remaining assets of the Company shall be distributed to the Member.
7.2.	Upon the dissolution of the Company, the Member shall file a statement of termination and any other certificate required in the State of South Carolina and in any other state that may be required by law.

Article VIII. Amendment of the Agreement.

8.1.	All amendments to this Agreement shall require the approval of the Member and must be executed in writing.

Article IX. Miscellaneous.

9.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Carolina.
9.2.	This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of the jurisdictions in which the Company does business. If any provision of this Agreement or its application to any person or circumstance shall, for any reason and to any extent, be found to be invalid or unenforceable, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.
9.3.	The word "person," as used in this Agreement, shall include a corporation, firm, partnership or other form of association. "Bankruptcy," as used in this Agreement, shall be deemed to occur when the Member files a petition in bankruptcy or voluntarily takes advantage of any bankruptcy or insolvency laws, or is adjudicated a bankrupt, or when a petition or answer is filed proposing the adjudication of the Member as a bankrupt and the Member either consents to the filing or such complaint or answer is not discharged or denied prior to the expiration of sixty (60) days following the date of filing.
9.4.	This Agreement, and all the terms and provisions hereof, shall be binding upon and shall inure to the benefit of the Member and its respective legal representatives, permitted successors and permitted assigns.

IN WITNESS WHEREOF, the Member has entered into this Agreement as of the effective date first written above.

MEMBER:

[signature of member]

EXHIBIT A

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest
Daniel D’Ambrosio	3217 Old Buncombe Road Greenville, SC 29609	Knowledge and services	100%